Exhibit 99.1

AAON REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

TULSA, OK, February 27, 2025 - AAON, INC. (NASDAQ-AAON), a leading producer of premium HVAC solutions, today announced its results for the fourth quarter and full year of 2024.

Gary Fields, CEO, stated, “As we anticipated early in the year, 2024 had its share of triumphs and obstacles for AAON. The BASX brand made a significant impact on the data center market with the industry's first large-scale development and sale of a custom-designed liquid cooling solution. Along with strong demand for BASX's air-side data center cooling equipment, this drove the Company's total backlog to finish the year up 70.0% from the end of 2023. To meet a strengthening pipeline of demand beyond the backlog, we also successfully increased production capacity in 2024 with the completion of our 245,000 square foot addition at our Longview, Texas location and the purchase of our new 787,000 square foot building in Memphis, Tennessee. Conversely, the Company's AAON brand faced two major challenges: an industry-regulated refrigerant transition and nonresidential construction activity that weakened throughout the year. Despite the challenges, sales of AAON-branded equipment were down only modestly in 2024. Bookings and year-end backlog of this equipment were up year-over-year in the mid-to-high teens. All in, we deem the year to be a success.”

Net sales for the fourth quarter of 2024 decreased 2.9% to $297.7 million from $306.6 million in the fourth quarter of 2023. The AAON Oklahoma segment was the driving factor in the decline in net sales. The segment realized a year-over-year decline of 16.1%, the result of a combination of factors including weak macro conditions and temporary adverse effects of the industry-regulated refrigerant transition. However, looking at our two year growth for the years ended December 31, 2022-2024, AAON Oklahoma sales are up 29.4% speaking to the strong share gains over that period. This was partially offset by an increase in sales of 129.9% at the AAON Coil Products segment, which benefited from the onset of production of BASX-branded liquid cooling data center equipment at the AAON Coil Products facility, as well as solid growth of AAON-branded split systems.

Gross profit for the quarter decreased 30.5% to $77.6 million, or 26.1% of sales, compared to the same period a year ago. The contraction in gross margin partially reflects lower volumes and the related deleveraging of fixed costs at the AAON Oklahoma segment. Additionally, our investments in growth at both AAON Coil Products and BASX segments supporting the increasing demand for data center products has resulted in temporary negative impacts on gross profits in both segments.

The fourth quarter benefited from a large excess tax benefit of $4.6 million relating to stock based compensation compared to $2.5 million in the same period a year ago. Earnings per diluted share in the fourth quarter of 2024 decreased 46.4% to $0.30 from $0.56 in the fourth quarter of 2023.

Exhibit 99.1

Financial Highlights:	Three Months Ended December 31,		%	Years Ended December 31,		%
	2024	2023	Change	2024	2023	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
GAAP Measures
Net sales	$297,718	$306,638	(2.9)%	$1,200,635	$1,168,518	2.7%
Gross profit	$77,615	$111,739	(30.5)%	$397,109	$399,020	(0.5)%
Gross profit margin	26.1%	36.4%		33.1%	34.1%
Operating income	$29,429	$63,884	(53.9)%	$209,118	$227,494	(8.1)%
Operating margin	9.9%	20.8%		17.4%	19.5%
Net income	$24,690	$47,049	(47.5)%	$168,559	$177,623	(5.1)%
Earnings per diluted share	$0.30	$0.56	(46.4)%	$2.02	$2.13	(5.2)%
Diluted average shares	83,575,989	83,446,051	0.2%	83,629,502	83,295,290	0.4%

Non-GAAP Measures
EBITDA[1]	$47,024	$77,046	(39.0)%	$272,231	$274,465	(0.8)%
EBITDA margin[1]	15.8%	25.1%		22.7%	23.5%
Adjusted EBITDA[1]	$47,024	$77,046	(39.0)%	$272,231	$281,215	(3.2)%
Adjusted EBITDA margin[1]	15.8%	25.1%		22.7%	24.1%
[1]These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measures.

Backlog
	December 31, 2024	September 30, 2024	December 31, 2023
Backlog	$867,090	$647,694	510,028
Year over year change	70.0%	32.0%	(6.9)%

Backlog was up from a year ago at all three segments, with the largest increase at the AAON Coil Products segment, which received over $200.0 million of orders in the fourth quarter. Most of these orders were associated with the BASX-branded data center liquid cooling order, which was addressed on the third quarter earnings call.

Mr. Fields concluded, “As we progress through the early months of 2025, we believe we are nearing the end of this temporary slowdown we have been experiencing since early last year. Many of the headwinds we faced in 2024 are behind us. The adverse effects of the refrigerant transition will likely linger through the first quarter. However, as we move into the second quarter, we expect these headwinds will dissipate, resulting in an acceleration in demand. The backlog of BASX-branded equipment entered the year up over 100.0% compared to a year ago, and the pipeline of future orders remains robust. We anticipate a vast majority of the Company's total backlog will convert in 2025. Margins will remain under pressure early in the year as we endure less-than-optimal volumes at the AAON Oklahoma segment and absorb pre-production start-up costs at the new Memphis facility. However, this will be temporary, and we expect margins to significantly improve throughout the year as volume growth accelerates and we right-size capacity and production efficiencies across the four main manufacturing locations. Over the next two years, we anticipate gross margins returning to levels we realized in the second half of 2023. The Company's fundamentals are strong, with substantial organic revenue and earnings growth potential, which we look forward to capitalizing on.”

As of December 31, 2024, the Company had cash, cash equivalents and restricted cash of $6.5 million and $154.9 million total debt. Rebecca Thompson, CFO, commented, “Cash flows from operating activities in the fourth quarter were impacted by lower net income and investments made in working capital. Due to the significant increase in backlog, we had to make necessary inventory purchases to facilitate production early in 2025. Capital expenditures in the fourth quarter increased nearly four-fold from a year ago due to the $63.4 million spent in December on the closing of our new Memphis facility. Both expenditures are related to investments in capacity and infrastructure to accommodate the robust growth we anticipate in the future. These cash outlays led us to borrow $20.8 million during the quarter through our revolving line of credit and establish our new term loan facility. Our balance sheet remains strong, with a current ratio of 2.8 and a leverage ratio of 0.57. Given this and the Company's strong fundamentals, our Board of Directors approved a new $100.0 million share repurchase program that we would utilize opportunistically. In the near-term, our primary focus will be on organic investments to accommodate growth, including bringing the Memphis facility up to speed for production to commence later this year.”

Exhibit 99.1

Conference Call and Webcast
The Company will host a conference call and webcast to discuss its financial results and outlook on February 27, 2025 at 9:00 A.M. ET. The conference call will be accessible via a dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The accessible dial-in is accessible at 1-800-836-8184. To access the listen-only webcast, please register at https://app.webinar.net/0kBVxQBboaR. On the next business day following the call, a replay of the call will be available on the Company’s website at https://aaon.com/Investors.

About AAON
Founded in 1988, AAON is a global leader in HVAC solutions for commercial, industrial and data center indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable and custom-made equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. Its highly engineered equipment is sold under the AAON and BASX brands. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

Exhibit 99.1

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(in thousands, except share and per share data)
Net sales	$297,718	$306,638	$1,200,635	$1,168,518
Cost of sales	220,103	194,899	803,526	769,498
Gross profit	77,615	111,739	397,109	399,020
Selling, general and administrative expenses	48,194	47,855	188,014	171,539
Gain on disposal of assets	(8)	—	(23)	(13)
Income from operations	29,429	63,884	209,118	227,494
Interest expense, net	(1,208)	(884)	(2,905)	(4,843)
Other income, net	45	133	378	503
Income before taxes	28,266	63,133	206,591	223,154
Income tax provision	3,576	16,084	38,032	45,531
Net income	$24,690	$47,049	$168,559	$177,623
Earnings per share:
Basic	$0.30	$0.58	$2.07	$2.19
Diluted	$0.30	$0.56	$2.02	$2.13
Cash dividends declared per common share:	$0.08	$0.08	$0.32	$0.32
Weighted average shares outstanding:
Basic	81,345,236	81,293,549	81,473,131	81,156,114
Diluted	83,575,989	83,446,051	83,629,502	83,295,290

Exhibit 99.1

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	December 31, 2024	December 31, 2023
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$14	$287
Restricted cash	6,500	8,736
Accounts receivable, net	147,434	138,108
Income tax receivable	4,115	—
Inventories, net	187,420	213,532
Contract assets	135,421	45,194
Prepaid expenses and other	7,308	3,097
Total current assets	488,212	408,954
Property, plant and equipment, net	510,356	369,947
Intangible assets, net and goodwill	160,152	149,945
Right of use assets	15,436	11,774
Other long-term assets	242	816
Deferred tax assets	836	—
Total assets	$1,175,234	$941,436

Liabilities and Stockholders' Equity
Current liabilities:
Debt, short-term	$16,000	$—
Accounts payable	44,645	27,484
Accrued liabilities	99,347	85,508
Contract liabilities	14,913	13,757
Total current liabilities	174,905	126,749
Debt, long-term	138,891	38,328
Deferred tax liabilities	—	12,134
Other long-term liabilities	20,743	16,807
New market tax credit obligations	16,113	12,194
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 200,000,000 shares authorized, 81,436,594 and 81,508,381 issued and outstanding at December 31, 2024 and December 31, 2023, respectively	326	326
Additional paid-in capital	68,946	122,063
Retained earnings	755,310	612,835
Total stockholders' equity	824,582	735,224
Total liabilities and stockholders' equity	$1,175,234	$941,436

Exhibit 99.1

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Years Ended December 31,
	2024	2023
Operating Activities	(in thousands)
Net income	$168,559	$177,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,735	46,468
Amortization of debt issuance cost	154	82
Amortization of right of use assets	189	324
Provision for (recoveries of) accounts receivable, net of adjustments	715	(154)
Provision for credit losses on contract assets, net of adjustments	399	—
(Recoveries of) provision for excess and obsolete inventories, net of write-offs	(968)	1,633
Share-based compensation	16,729	16,384
Other	(4)	(44)
Deferred income taxes	(6,606)	(6,527)
Changes in assets and liabilities:
Accounts receivable	(10,041)	(9,978)
Income taxes	(5,285)	(11,302)
Inventories	27,080	(16,226)
Contract assets	(90,626)	(30,043)
Prepaid expenses and other long-term assets	(3,707)	(1,048)
Accounts payable	16,959	(18,316)
Contract liabilities	1,156	(7,667)
Extended warranties	1,835	2,600
Accrued liabilities and other long-term liabilities	13,259	15,086
Net cash provided by operating activities	192,532	158,895
Investing Activities
Capital expenditures	(195,660)	(104,294)
Proceeds from sale of property, plant and equipment	25	129
Acquisition of intangible assets	(17,491)	(5,197)
Principal payments from note receivable	51	51
Net cash used in investing activities	(213,075)	(109,311)
Financing Activities
Borrowings of debt	717,897	597,111
Payments of debt	(601,091)	(629,787)
Proceeds from financing obligation, net of issuance costs	4,186	6,061
Payments related to financing costs	(664)	(398)
Stock options exercised	31,861	33,259
Repurchase of stock	(100,034)	(25,009)
Employee taxes paid by withholding shares	(8,037)	(1,302)
Dividends paid to stockholders	(26,084)	(26,445)
Net cash provided by (used in) financing activities	18,034	(46,510)
Net (decrease) increase in cash, cash equivalents and restricted cash	(2,509)	3,074
Cash, cash equivalents and restricted cash, beginning of period	9,023	5,949
Cash, cash equivalents and restricted cash, end of period	$6,514	$9,023

Exhibit 99.1

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures and are susceptible to varying calculations, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

Non-GAAP Adjusted Net Income

The Company defines non-GAAP adjusted net income as net income adjusted for any infrequent events, such as litigation settlements, net of profit sharing and tax effect, in the periods presented.

The following table provides a reconciliation of net income (GAAP) to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income, a GAAP measure	$24,690	$47,049	$168,559	$177,623
Litigation settlement	—	—	—	7,500
Profit sharing effect[1]	—	—	—	(750)
Tax effect	—	—	—	(1,242)
Non-GAAP adjusted net income	$24,690	$47,049	$168,559	$183,131
Non-GAAP adjusted earnings per diluted share	$0.30	$0.56	$2.02	$2.20
[1]Profit sharing effect of litigation settlement in the respective period.

EBITDA and Adjusted EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

Adjusted EBITDA is calculated as EBITDA adjusted by items in non-GAAP adjusted net income, above, except for taxes, as taxes are already excluded from EBITDA.

Exhibit 99.1
The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income, a GAAP measure	$24,690	$47,049	$168,559	$177,623
Depreciation and amortization	17,550	13,029	62,735	46,468
Interest expense	1,208	884	2,905	4,843
Income tax expense	3,576	16,084	38,032	45,531
EBITDA, a non-GAAP measure	47,024	77,046	272,231	274,465
Litigation settlement	—	—	—	7,500
Profit sharing effect[1]	—	—	—	(750)
Adjusted EBITDA, a non-GAAP measure	$47,024	$77,046	$272,231	$281,215
Adjusted EBITDA margin	15.8%	25.1%	22.7%	24.1%
[1]Profit sharing effect of litigation settlement in the respective period.